CERTIFICATE OF THE DESIGNATION
                                       OF
               5% CUMULATIVE CONVERTIBLE SERIES B PREFERRED STOCK
                           (Par Value $.001 Per Share)

                                       OF

                          CAPITAL GROWTH HOLDINGS, LTD.


         The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the "Board of Directors") of Capital Growth Holdings, Ltd., a Colorado corporation (the "Company"), by unanimous written consent on March 14, 1997 (the "Designation Date").

         RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, and the provisions of the Colorado Corporation Code, one series of the class of authorized preferred stock, $.001 par value, of the Company is hereby created and that the designations, powers, preferences and relative, participating, optional or other special rights of the shares of such series, and qualifications, limitations and restrictions thereof, are hereby fixed as follows:

         1. Number of Shares and Designations. One million two hundred thousand (1,200,000) shares of preferred stock, $.001 par value, of the Company are hereby constituted as a series of preferred stock of the Company designated as 5% Cumulative Convertible Series B Preferred Stock (the "Series B Preferred Stock").

         2. The Series A Preferred Stock. The powers, preferences and relative, participating, optional or other special rights of the shares of the Series B Preferred Stock, and the qualifications, limitations and restrictions thereof, are identical to, and rank in parity with, those of the 5% Cumulative Convertible Series A Preferred Stock (the "Series A Preferred Stock") designated as such on the Designation Date, except that the liquidation preference of the Series A Preferred Stock is equal to fourteen cents ($.14) (subject to adjustment under certain circumstances).

         3. Dividends. The holders of shares of the Series B Preferred Stock shall be entitled to cumulative dividends payable in cash out of funds legally available for that purpose at the rate of five percent (5%) per annum of the Series B Liquidation Preference (as defined in Section 4 hereof) accruing from October 12, 1996 (the date of approval of International Capital Growth, Ltd., a Delaware corporation, for membership (the "Membership Date") with the National Association of Securities Dealers, Inc.). The dividend is payable quarterly on December 31, March 31, June 30 and September 30 of each year, commencing on the first such date after the Membership Date. Dividends shall be paid to the holders of record as of a date, not more than thirty (30) days prior to the dividend payment date, as may be fixed by the Board of Directors. Dividends accrue from the first day of the quarterly period in which such dividend may be payable, except with respect to the first quarterly dividend, which, if due, shall accrue from the Membership Date. No dividends may be paid on any shares of capital stock ranking junior to the Series B Preferred Stock unless and until all declared but unpaid dividends on the Series B Preferred Stock have been declared and paid in full. The holders of shares of the Series B Preferred Stock are also entitled to share equally in any dividends, when, as and if declared by the Board of Directors on the Class B common stock of the Company, without par value (the "Class B Common Stock").

         4.       Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of shares of the Series B Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock of the Company, without par value (the "Common Stock"), or the Class B Common Stock and pari passu with the holders of the Series A Preferred Stock, twenty-one cents ($.21) per share (subject to adjustment for stock splits, combinations, reclassifications or similar events affecting such shares) for each outstanding share of Series B Preferred Stock (the "Series B Liquidation Preference"). If, upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Series B Preferred Stock and Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series B Preferred Stock and Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive in respect of such shares.

                  (b) For purposes of this Section 4, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include,
(A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company) in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued by the acquiring corporation or its subsidiary, or (B) a sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company, unless in each case the Company's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company's acquisition or


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



sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

                  (c) Whenever the distribution provided for in this Section 4 shall be payable in property other than cash, the value of such property shall be the fair market value thereof as determined in good faith by not less than a majority of the Directors then serving on the Board of Directors of the Company.

         5. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a)      Right to Convert.

                           (i)   Each share of Series B Preferred Stock shall be
convertible, at the option of the holder thereof, at any time after the date of issuance thereof, at the office of the Company or any transfer agent for such stock that may be appointed by the Company (the "Transfer Agent"), into one (1) fully paid and nonassessable share of the Class B Common Stock. The number of shares of the Class B Common Stock into which each share of Series B Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" for such series. The Conversion Rate is subject to adjustment for stock splits, combinations, reclassifications or similar events affecting such shares as set forth in this Section 5.

                           (ii)    Before any holder of Series B Preferred Stock
shall be entitled to convert such stock into shares of the Class B Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any Transfer Agent, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of the Class B Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of the Class B Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of the Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the Class B Common Stock as of such date.

                  (b)      Automatic Conversion.

                           (i)      Each share of Series B Preferred Stock shall
automatically be converted into shares of the Class B Common Stock at the then effective Conversion Rate for such series on October 12, 1997 (the one-year anniversary date of the Membership Date (the

"Automatic Conversation Date")), without any action by the holder of such share and whether or not a certificate representing such share is surrendered to the Company or the Transfer Agent. The Class B Common Stock is automatically convertible into shares of the Common Stock on December 31, 1998, pursuant to the rights, privileges, terms and condition of the Class B Common Stock set forth in the Articles of Incorporation of the Company.

                           (ii)     As soon as practicable after the Automatic
Conversation Date the Company shall issue and deliver or cause to be issued and delivered a certificate or certificates for the number of full shares of the Class B Common Stock issuable upon such automatic conversion, as determined in accordance with Section 5(a) hereof, in exchange for the certificate representing the shares of Series B Preferred Stock which shall be surrendered by the holder without notice by the Company in the manner specified in Section 5(a)(ii).

                  (c) Adjustments to Conversion Rate for Stock Dividends and Combinations or Subdivisions of Common Stock. If the Company at any time or from time to time while shares of Series B Preferred Stock are issued and outstanding shall declare or pay, without consideration, any dividend on the Class B Common Stock payable in Class B Common Stock, or shall effect a subdivision of the outstanding shares of Class B Common Stock into a greater number of shares of Class B Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Class B Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Class B Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Class B Common Stock, then the Conversion Rate for the Series B Preferred Stock in effect immediately before such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Company shall declare or pay, without consideration, any dividend on the Class B Common Stock payable in any right to acquire Class B Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Class B Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire the Class B Common Stock.

                  (d) Adjustments for Reclassification and Reorganization. If the Class B Common Stock issuable upon conversion of the Series
B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in the preceding paragraph), the Conversion Rate then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Class B Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of the

Class B Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change.

                  (e) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

                  (f)      No Fractional Shares and Certificate as to
Adjustments.

                           (i)     No fractional shares shall be issued upon the
conversion of any share or shares of the Series B Preferred Stock, and the number of shares of the Class B Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into the Class B Common Stock and the number of shares of the Class B Common Stock issuable upon such aggregate conversion.

                           (ii)     Upon the occurrence of each adjustment or
readjustment of the Conversion Price pursuant to this Section 5, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series B Preferred stock furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Rate at the time in effect, and (C) the number of shares of Class B Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

                  (g) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall send by mail or courier against receipt to each holder of Series B Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  (h) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of the Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of the Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of the Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holders of the Series B Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of the Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions.

                  (i) Notices.  Any notice  required by the  provisions  of this
Section 5 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or sent by courier against receipt, and addressed to each holder of record at his address appearing on the books of the Company.

                  (i) Costs of Conversion. The Company shall pay all documentary, stamp or other similar taxes attributable to the issuance or delivery of the Class B Common Stock (or other shares or other securities) of the Company upon conversion of any shares of the Series B Preferred Stock. However, the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Series B Preferred Stock in respect of which such shares are being issued.

         6.       Voting Rights.

                  (a) In addition to any voting rights required by law, each holder of Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Series B Preferred Stock, the Common Stock and the Class B Common Stock as one class, including, without limitation, the election of directors, and shall be entitled to that number of votes equal to the largest number of whole shares of the Class B Common Stock into which such holder's Series B Preferred Stock could be converted, rounding to the nearest share pursuant to the provisions of Section

5 hereof, on the record date for the determination of stockholders entitled to vote on such matter or, if no record date is established, on the date such vote is taken or any written consent of stockholders is first executed.

                  (b) The Company shall not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding Series B Preferred Stock given in writing or by vote at a meeting (as the case may be):

                           (i)      amend, alter or repeal in any respect the
rights, preferences, privileges, and other terms and provisions of the Series B Preferred Stock;

                           (ii)     increase the authorized number of shares of
Series B Preferred Stock;

                           (iii)       authorize or issue or obligate itself to
issue, (x) any convertible debt or (y) any equity security, including any other equity security or debt instrument convertible into or exchangeable for any such equity security, that is in parity with or has a preference over the Series B Preferred Stock, with respect to its preferential 5% dividends or liquidation, except the shares of Series A Preferred Stock designated on the Designation Date.

         7. Status of Converted Series B Preferred Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 5 hereof, the shares of Series B Preferred Stock so converted shall be cancelled, and any dividends with respect to such converted shares that have been declared (including the 5% dividend that starts accruing on the Membership Date) and have accrued up to and including the date of conversion and have not been paid shall be paid in cash to the former holders of such shares within ten (10) business days after such conversion. Any undeclared dividends shall be cancelled.

         8. Acquired Stock. Shares of Series B Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise shall be retired and shall become authorized but unissued shares of preferred stock, which may be reissued as part of a new series of preferred stock hereafter created under the Company's Articles of Incorporation.

                  Dated this 14th day of March, 1997.

 /s/ Earnest Mathis
----------------------------
Earnest Mathis, President




6j.1223


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